Exhibit 99.1
Company Contact:
Charles R. Daniel, III
Chief Financial Officer
(314) 621-0699
Final: For Release
Investor Contacts:
ICR, Inc.
Allison Malkin/Rachel Schacter
(203) 682-8225/(646)-277-1243
BAKERS FOOTWEAR GROUP REPORTS SECOND QUARTER 2011 RESULTS
Second Quarter Comparable Store Sales Increase 4.7%
Gross Margin increases 180 basis points to 29.3%
Comparable Store Sales Increase 3.6% for the First Six Weeks of the Third Quarter
ST. LOUIS, Mo. September 13, 2011 — Bakers Footwear Group, Inc. (OTC Bulletin Board: BKRS.OB), a leading specialty retailer of moderately priced fashion footwear for young women, with 233 stores, today announced results for the thirteen and twenty six-weeks ended July 30, 2011.
For the second quarter, the thirteen weeks ended July 30, 2011:
•	Net sales were $44.3 million, an increase of 2.3%, from $43.3 million in the second quarter of fiscal 2010;

•	Comparable store sales increased 4.7% compared to an increase of 0.2% in the second quarter of fiscal 2010;

•	Gross profit was $13.0 million, or 29.3% of net sales, compared to $11.9 million, or 27.5% of net sales, in the second quarter last year. The 180 basis point expansion in gross profit margin as compared to the second quarter last year was driven by increased merchandising margins reflecting strength in higher margin dress shoes and improved leverage of buying and occupancy costs;

•	Selling, general and administrative expenses were $14.1 million, or 31.8% of net sales, compared to $13.5 million, or 31.2% of net sales, in the prior-year period;

•	Operating loss decreased to $1.1 million compared to a $1.6 million operating loss in the second quarter last year; and

•	Net loss was $1.6 million, or $0.17 per diluted share, compared to a net loss of $2.1 million, or $0.28 per diluted share, in the second quarter last year.
Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group, commented, “We are pleased to report improved second quarter results and continue our positive momentum from the first quarter. The second quarter included a 4.7% increase in comparable store sales, a 180 basis point expansion in gross margin and a reduction of our operating loss as compared to the second quarter last year reflecting the progress of our merchandising, marketing and margin enhancement initiatives. During the quarter, our customers responded favorably to our dress and club assortments, which more than offset a challenging casual sandal season. We also saw continued strength in our exclusive H. By Halston and Wild Pair brands, which we believe have served to increase customer loyalty and broaden our consumer, reach. In addition, our e-commerce sales rose 16.2%, as we capitalize on the significant opportunity that exists for us online.”

“We are encouraged by our positioning as we begin the third quarter, Mr. Edison continued. “Our comparable store sales are improving as the fall season progresses reflecting continued positive trends in closed footwear in all categories. We also expect to continue the improvement in merchandise margin over last year as we further optimize our promotional cadence and capitalize on opportunities to elevate our assortments. We remain confident in our strategies and our ability to generate improved operating performance in 2011.
For the first half of fiscal 2011, the twenty-six weeks ended July 30, 2011:
•	Net sales were $91.3 million, an increase of 5.2% compared to $86.8 million for the twenty-six weeks ended July 31, 2010;

•	Comparable store sales increased 7.1%, compared to a decrease of 0.7% in the first half of 2010;

•	Gross profit was $25.2 million, or 27.6% of net sales, compared to $22.7 million, or 26.1% of net sales in the first half of 2010;

•	Operating loss was $3.2 million, compared to $4.5 million in the first half of 2010; and

•	Net loss was $4.1 million or $0.44 per share, compared to a net loss of $5.5 million, or $0.75 per share in the first half of 2010.
Based on the Company’s business plan, the Company believes it has adequate liquidity to fund anticipated working capital requirements and expects to be in compliance with its financial covenants throughout the remainder of 2011. The Company’s most recent Quarterly Report on Form 10-Q, filed today, and the Company’s most recent Annual Report on Form 10-K discuss the Company’s business plan and disclose in detail the risks of the Company’s current liquidity situation and its ability to comply with its financial covenants.
Conference Call
The Company announced that it will conduct a conference call to discuss its second quarter results today, Tuesday, September 13, 2011 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-407-0784, approximately five minutes prior to the start of the call. The conference call will also be webcast live at http://viavid.net/dce.aspx?sid=00008CA0. A replay of this call will be available until September 20, 2011 and can be accessed by dialing 877-870-5176 and entering PIN number 378553. The webcast will remain available until October 13, 2011 at the same web address.
About Bakers Footwear Group, Inc.
Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates 233 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to women between the ages of 17 and 29.
THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE INABILITY TO SATISFY DEBT COVENANTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K AND MOST RECENT QUARTERLY REPORT ON FORM 10-Q, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS IN THESE REPORTS, AND IN ITS OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Bakers Footwear Group, Inc.	Thirteen	Thirteen	Twenty-six	Twenty-six
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	July 30,	July 31,	July 30,	July 31,
Income Statement Data	2011	2010	2011	2010
(in thousands, except per share data)	Unaudited	Unaudited	Unaudited	Unaudited
Net sales	$44,303	$43,293	$91,316	$86,817
Cost of merchandise sold, occupancy, and buying expenses	31,333	31,360	66,089	64,148

Gross profit	12,970	11,933	25,227	22,669

Operating expenses
Selling	9,898	9,625	20,095	19,429
General and administrative	4,206	3,903	8,328	7,693
Loss on disposal of property and equipment	16	8	19	60

Operating loss	(1,150)	(1,603)	(3,215)	(4,513)

Interest expense	(444)	(440)	(906)	(995)
Other income, net	13	20	23	34

Loss before income taxes	(1,581)	(2,023)	(4,098)	(5,474)

Income tax expense	—	52	—	52

Net loss	$(1,581)	$(2,075)	$(4,098)	$(5,526)

Net loss per common share	$(0.17)	$(0.28)	$(0.44)	$(0.75)

Weighted average shares outstanding	9,296	7,384	9,279	7,384

Cash Flow Data
Cash provided by operating activities			$1,384	$2,806
Cash used in investing activities			(1,106)	(458)
Cash used in financing activities			(284)	(2,353)
Net decrease in cash			(6)	(5)

Supplemental Data
Comparable store sales increase (decrease)	4.7%	0.2%	7.1%	(0.7%)
Gross profit percentage	29.3%	27.5%	27.6%	26.1%
Unused borrowing capacity at end of period			$435	$(459)
Number of stores at end of period	232	237	232	237

Bakers Footwear Group, Inc.
Balance Sheet Data	July 30, 2011	July 31, 2010
(in thousands)	Unaudited	Unaudited
Cash	$140	$150
Accounts receivable	1,166	1,407
Inventories	24,914	21,626
Other current assets	1,099	935

Current assets	27,319	24,118

Property and equipment, net	16,928	22,030
Other assets	939	924

	$45,186	$47,072

Accounts payable	$19,110	$16,904
Revolving credit facility	10,165	9,553
Subordinated secured term loan	—	1,550
Subordinated convertible debentures, current portion	1,000	—
Other current liabilities	9,612	9,302

Current liabilities	39,887	37,309

Accrued noncurrent rent liabilities	8,051	8,973
Subordinated convertible debentures	3,000	4,000
Subordinated debenture	4,153	—

Shareholders’ deficit	(9,905)	(3,210)

	$45,186	$47,072